 Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-51791 and No. 333-64207) of CIGNA Corporation of our report dated June 25, 2008, relating to the financial statements of the CIGNA 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 27, 2008